Exhibit 99.1

A. Brian Davis Chief Financial Officer Senior Vice President, Finance

Tengion, Inc. 3929 Westpoint Blvd., Suite G Winston-Salem, NC 27103

March 3, 2014	tel: (336) 201-0155 fax: (336) 722-2436
Re: Notice of Intent to Issue Stock for Interest Payment (via e-mail)	brian.davis@tengion.com

Dear Lenders,

Pursuant to Section 2.9 of the Facility Agreement dated October 2, 2012 and as amended on February 14, 2013, by and among Tengion, Inc. (the “Company”) and the lenders party thereto (the “Facility Agreement”), subject to certain limitations, the Company may elect to satisfy its obligation to pay any accrued and unpaid interest on the Notes by the issuance of Freely Tradeable Common Stock or Interest Warrants.  This letter serves as notice, in accordance with Section 2.9(b) of the Facility Agreement, of the Company’s intent to exercise its right to satisfy its obligation to pay interest on the Notes in the aggregate amount of $354,071.43, due on April 1, 2014, by the issuance of Freely Tradeable Common Stock (the “Interest Shares”) and Interest Warrants.  Please note that the Company will need your cooperation prior to April 1, 2014 to determine each Lender’s holdings of Common Stock, as this information will be used to determine how many, if any, Interest Warrants will be issued to each Lender.

If you would like your Interest Shares DWAC’ed to a broker account, please provide Will Michener (william.michener@ropesgray.com) at Ropes & Gray LLP with DWAC instructions no later than March 28, 2014.  Alternatively, if you have previously provided DWAC instructions and would like to use those instructions again, please let Mr. Michener know by March 28, 2014.  The Interest Shares will be held on the books of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, if Mr. Michener does not receive DWAC instructions by March 28, 2014.

In reliance on the continuing representations made by each Lender under Section 2.9 of the Facility Agreement, Ropes & Gray LLP will provide the instruction letter necessary to transfer the Interest Shares.  If these representations are no longer true, please provide written notice to the Company and Ropes & Gray LLP, as is required by Section 2.9 of the Facility Agreement.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Facility Agreement.

Please do not hesitate to contact me if you have any questions.

Sincerely,

A. Brian Davis
Chief Financial Officer and Senior Vice President, Finance